Exhibit 2

STOCK FOR SERVICES COMPENSATION PLAN

STOCK FOR SERVICES COMPENSATION PLAN

Turner Valley Oil & Gas, Inc.
A NEVADA  CORPORATION

The Board of Directors of Turner Valley Oil & Gas, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted this date of January 29, 2004.

A.  REASONS FOR THIS PLAN. This Corporation requires the services of consultants and other various service providers to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash.

B.  THE PLAN.  Accordingly, the Board of Directors of this Corporation may compensate actual service providers with common stock in lieu of cash, in accordance with the following provisions of this Plan, and this Plan is adopted as corporate policy, until and unless rescinded by the Board.

1.
Reporting/Non-reporting Status. Different considerations apply to the reporting or non-reporting status of the Corporation at the time of any proposed issuance pursuant to this Plan. A "reporting company", as the term is used herein, means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

(a)
If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

(b)
If this Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 are not within the scope of this Plan.

2.
Registration if by Form S-8. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others:

(i)	The Corporation shall be a reporting company;

STOCK FOR SERVICES COMPENSATION PLAN
Turner Valley Oil & Gas, Inc.
January 29, 2004

(ii)	Shares shall be offered and/or issued only to natural persons; and

(iii)	Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.

3.
Non-Qualified Plan. This Plan is qualified for any special tax treatment under the Internal Revenue Code of the United States, or elsewhere. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services.

4.
Valuation of Shares. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

5.
Full Compliance. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all securities laws and regulations, as in force and effect at the time of any offer or issuance of securities.

C.  EXECUTION.  This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.

Dated: January 29, 2004
Turner Valley Oil & Gas, Inc.

CHRISTOPHER PATON-GAY	DONALD JACKSON WELLS	JOSEPH KANE